Sonic Jet Performance, Inc.
                          11782 Western Avenue- Unit B
                               Stanton, CA, 90680


                                  April 1, 2003


 Dear  Walter:

          This letter confirms that we have offered you employment for one year on the following terms, to begin April 1, 2003:

1. You position will be Investor Relations Coordinator, reporting directly to the President. All decisions that have material effect the business must be authorized by the President.

2. Your salary will be $60,000 annually, paid biweekly. On occasion, you may have the opportunity to earn commissions and finders fees for fundraising and other efforts. These situations will be determined and documented on a case by case basis.

3. You shall be reimbursed for reasonable and necessary business expenses authorized and verified to Company's satisfaction.

4. This agreement will terminate on April 1, 2004. Following it's termination, the Company may terminate this agreement at any time for any reason with or without cause. No one has the authority to change this except by a written agreement signed by both parties. 30 days notice would be expected from you and would be given to you (or pay in lieu of notice) absent unusual circumstances.

5. We each mutually agree to arbitrate any and all differences, claims, or disputes, of every kind (statutory or other) arising out of your employment or its termination. Such arbitration would be in Orange County, California, or other mutually-agreed location, before the American Arbitration Association, and in lieu of any court action.

     No other promises or representations have been made to you.

     Please sign below and return the original to me to accept employment.

                                                    Very truly yours,


                                                    Madhava Rao Mankal
                                                    CFO Sonic Jet Performance

        Agreed to this 1st day of April, 2003


        -----------------------------
        Walter Wright